Exhibit 99.1

MRV Files 2008 Form 10-K; Restates Past Financial Statements

CHATSWORTH, CA — October 12, 2009 —MRV COMMUNICATIONS, INC. (Pink Sheets: MRVC) announced that it has filed its Annual Report on Form 10-K stating its results for the year ended December 31, 2008 with the Securities and Exchange Commission (“SEC”). The filing of the Form 10-K concludes the restatement of its financial statements with respect to review of its historical option granting practices and related accounting as well as other issues.  MRV grew consolidated revenue by 20 percent to approximately $538 million, a record for the company.

“Fiscal 2008 was a notable year for MRV as all three of our operating segments achieved record revenue,” said Noam Lotan, chief executive officer of MRV. “Specifically, our two networking segments, our Network Equipment business and our Network Integration business, each generated record revenue of $126 million and $226 million, respectively, and revenue for our Optical Components group grew to $202 million. Our Network Equipment business grew meaningfully throughout the first nine months of the year but in the fourth quarter as the impact of the recession surfaced, revenue declined slightly year-over-year. The operating performance of the Network Equipment business significantly improved during 2008, despite a $6 million charge for goodwill impairment, and the Network Integration business delivered approximately $9 million in operating income.  Revenue of our Optical Components group, which consists substantially of our subsidiary Source Photonics, Inc., grew by 39 percent, which was partially driven by our acquisition of Fiberxon, Inc., as well as sales of PON components and datacom/telecom network components.

“We believe we are well positioned to benefit from increasing demand for bandwidth and key industry growth drivers, such as the increasing adoption of Carrier Optical Ethernet and the deployment of Fiber-to-the-Premise networks around the world.  I’m pleased that our business fared better than many although we were not immune to the global economic climate and both our revenue and operational results were affected in the fourth quarter of 2008 and into 2009,” continued Lotan.

“I am especially pleased to have filed our 2008 10-K as it represents a fresh start after a long and arduous process.  Now that this issue is behind us, we are able to focus our efforts on MRV’s future. While we continue to emphasize innovation and growth, consistent profitability is very much a priority and focus for MRV.  Gaining market share is still a priority, but we need to take a balanced approach and leverage our position in the market into bottom line results and we are committed to doing so,” concluded Lotan.

Operating expenses for the year were $270 million, which included an approximate $100 million non-cash charge for goodwill impairment primarily arising from the Fiberxon acquisition, and $9 million in fees related to the restatement.  Without these charges, operating expenses in 2008 would have been $161 million, or 30 percent of revenue.  Operating expenses for the full year 2007 were $138 million, or 31 percent of revenue.

Net loss for 2008 was $123 million, or a loss of $0.78 per share, which includes non-cash charges of $113 million related to the goodwill impairment, amortization of intangible assets recognized in the acquisition of Fiberxon, and share-based compensation expense.

Further details on MRV’s 2008 financial results may be found in the Form 10-K that the Company filed with the SEC on October 8, 2009.

Filing restated financial statements

On June 5, 2008, MRV announced that, as a result of a discovery and preliminary analysis by management of information relating to its stock option practices during the period from 2002 through the first quarter of 2004, its Board had established a special committee of independent directors (“Special Committee”) to conduct an independent investigation to review the Company’s historical stock option practices and related accounting and other issues. Management then conducted a detailed review of the historical documentation gathered by the Special Committee to determine the adjustments necessary to correct the accounting errors. The scope of the review was extensive and included the Company’s entire stock option granting history from the first grant on February 23, 1994 to the last grant on May 1, 2008.  It included a detailed review of the option grant procedures and available grant documentation in order to determine the appropriate measurement dates, and therefore, determine the adjustments necessary to correct for errors in the accounting for stock options.  The review indicated that many pre-2004 option grant dates and prices were retrospectively selected, and the Company did not recognize the appropriate compensation expense.

The Company has completed its review, and the Form 10-K filed with the SEC includes restated financial statements for the periods through December 31, 2007. The Company also restated the unaudited quarterly financial information and financial statements for interim periods of 2007 and the unaudited condensed financial statements for the three months ended March 31, 2008.

The adjustments made in the restated consolidated financial statements related to three broad categories of transactions: (1) share based compensation and related tax effects, (2) non-share compensation issues, and (3) acquisition related accounting treatment and other accounting issues.  There were no adjustments to previously reported revenue.

On August 26, 2009, the Company received a letter from the SEC stating that its investigation into MRV’s historical stock option grants and practices has been completed and that the Staff of the SEC does not intend to recommend any enforcement action.

As more fully described in the Annual Report on Form 10-k, the net adjustment to accumulated deficit through December 31, 2007 was approximately $69.9 million, of which $67.5 million related to periods prior to 2006. As a result of the stock option adjustments, MRV recorded additional non-cash, pre-tax share-based compensation, net of forfeitures, of $74.4 million for the years 1994 through 2007. Adjustments related to other compensation issues increased accumulated deficit by $6.3 million, and adjustments to correct errors related to acquisition accounting and other issues resulted in a net decrease in accumulated deficit of $10.8 million, including the reversal of $20.5 million in goodwill impairment charges related to goodwill that should not have been recorded.

About MRV Communications, Inc.

MRV Communications, Inc. is a leading networking company with a full line of packet-optical transport (“POTS”), carrier Ethernet, 40G and out-of-band networking equipment, services and optical components for high-speed carrier and enterprise networks and specialized aerospace, defense and other communications networks. MRV’s networking business provides equipment for commercial customers, governments and telecommunications service providers. MRV markets and sells its products worldwide, with operations in Europe that provide network system design, integration and distribution. The Company’s optical components business which provides optical communications components for access and Fiber-to-the-Premises applications operates under the Source Photonics brand. For more information about MRV and its products, please call (818) 773-0900 or visit www.mrv.com and www.sourcephotonics.com.

Forward-Looking Statements

This press release contains forward-looking statements about MRV, which involve risks and uncertainties. These statements are based on management’s current plans, expectations, estimates, forecasts and projections about MRV and its consolidated businesses and the respective market segments in which MRV’s businesses operate, in addition to management’s assumptions.

The statements in this press release regarding MRV’s future financial and operating results, market position, and other forward-looking statements which are not statements of historical facts, constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future performance or that the events anticipated will occur or that expected conditions will remain the same or improve. These statements involve risks, uncertainties and assumptions, the likelihood of which are difficult to assess and may not occur, including risks that a) MRV will not get current with its quarterly reports on Form 10-Q with the SEC, b) each of MRV’s business segments may not make the expected progress in its respective market, c) the Company’s long-term strategy to return to profitability may not achieve anticipated results; d) MRV may have difficulties with its relationships with MRV’s customers and suppliers due to the Company’s previous delisting from the Nasdaq Stock Market and restatement of its financial statements, e) MRV may not succeed in developing, introducing and shipping product enhancements and new products, f) MRV will face increased competition in our market segments, g) there is political instability in areas of the world in which MRV operates, h) consolidation of MRV’s manufacturing operations in China will cause more pronounced effects if there is a disruption to the manufacturing facilities; i) currency fluctuations or changes in accounting rules will negatively affect MRV’s results, j) general economic conditions or economic conditions specific to our market segments will deteriorate further, k) of the Company may not be able to maintain its manufacturing operations and intellectual property rights in Asia, l) litigation related to MRV’s historical stock option granting practices and its acquisition of Fiberxon, Inc. may negatively affect the Company’s results of operations, and m) the Company will not be able to maintain its inventory and production backlog at acceptable levels. Therefore, actual outcomes, performance and results may differ from what is expressed or forecasted in such forward-looking statements and such differences may vary materially from current expectations.

All information in this press release is as of the date of this press release. MRV undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in MRV’s expectations.

Investor Relations	The Blueshirt Group for MRV
MRV Communications, Inc.	Maria Riley
Investor Relations	(415) 217-2631
(818) 886-MRVC (6782)	maria@blueshirtgroup.com
ir@mrv.com